EXHIBIT 99.1

              CB&I Reports Strong Third Quarter Results;
                          Net Income up 20%;
                   New Business Exceeds $500 Million

    THE WOODLANDS, Texas--(BUSINESS WIRE)--Oct. 27, 2004--CB&I (NYSE:CBI) today reported net income increased 20% to $21.6 million or $0.44 per diluted share for the third quarter ended September 30, 2004, compared with $18.0 million or $0.37 per diluted share for the comparable period in 2003. Net income for the first nine months of 2004 was $41.2 million or $0.83 per diluted share, compared with $47.3 million or $1.00 per diluted share for the first nine months of 2003.
    For the quarter ended September 30, 2004, new business taken increased 13% to $504 million, compared with $445 million in the third quarter of 2003. New business during the quarter included an LNG peak shaving project and refinery clean fuels projects in North America. New business taken for the first nine months of 2004 was $1.25 billion, compared with $1.31 billion for the same period last year. Backlog at September 30, 2004, stood at $1.51 billion, up slightly from the prior quarter.
    "We are pleased to report that results are on track for the third quarter of 2004," said Gerald M. Glenn, CB&I's Chairman, President and CEO. "Project performance is good, we're on pace for record-setting revenue in 2004, cash flow remains strong and we are still confident of surpassing our new business target of $1.8 billion to $1.9 billion for the full year."
    Revenue for the third quarter of 2004 increased 8% to $465.5 million, compared with $429.1 million in the third quarter of 2003. Revenue grew 3% in the North America segment and increased 56% in the Company's Europe, Africa, Middle East (EAME) segment. Revenue declined 33% in the Asia Pacific (AP) segment, primarily in Australia, and 15% in the Central and South America (CSA) segment. Revenue for the first nine months of 2004 increased 16% to $1.32 billion, compared with $1.14 billion in the year-earlier period.
    Third quarter 2004 gross profit increased 16% to $59.7 million or 12.8% of revenue, compared with $51.5 million or 12.0% of revenue for the same period in 2003. Gross profit as a percentage of revenue improved as a result of timing and mix of projects being executed. For the first nine months of 2004, gross profit was $136.0 million, compared with $140.5 million in the comparable 2003 period. Due to the changing mix of materials and subcontract components in the work that we are winning and executing, gross profit percentages have become a less meaningful indicator of CB&I's profitability than was true in prior years. In the future, income from operations will be our key pre-tax profitability metric.
    Income from operations in the third quarter of 2004 increased 27% to a quarterly record of $35.7 million, compared with $28.1 million in the year-earlier period, primarily due to the combination of higher revenue in the EAME segment and continued control of overhead and administrative expenses. For the first nine months of 2004, income from operations was $63.7 million, compared with $73.2 million in the first nine months of 2003.
    At September 30, 2004, CB&I had cash and cash equivalents of $143.3 million, compared with $95.4 million at September 30, 2003. Cash exceeded debt by $59.7 million at the end of the third quarter of 2004. Capital expenditures for the third quarter of 2004 were $4.4 million, compared with $7.2 million in the year-earlier period. Capital expenditures for the first nine months of 2004 were $12.0 million, compared with $27.6 million in the first nine months of 2003.
    "We believe CB&I is well positioned for 2005," Glenn added. "Our substantial backlog should continue to generate solid revenue performance, while growing international demand for LNG and clean fuels projects is a strong driver for our new business prospects. We continue to explore numerous opportunities to provide our customers with single-source solutions that capitalize upon our core strengths in process technology, storage and worldwide field execution. We have confidence in our business model and look forward to continued growth in 2005.
    "We are in the early stages of developing our 2005 business plan, but it is already apparent that 2005 will be another good year for the Company. We currently anticipate earnings per share in the $1.75 to $1.82 range for 2005, representing significant growth from this year and returning to the growth curve the Company has enjoyed in previous years."
    Any statements made in this release that are not based on historical fact are forward-looking statements and represent management's best judgment as to what may occur in the future. The actual outcome and results are not guaranteed, are subject to risks, uncertainties and assumptions and may differ materially from what is expressed. A variety of factors could cause business conditions and results to differ materially from what is contained in the forward-looking statements including, but not limited to, the Company's ability to realize cost savings from its expected execution performance of contracts; the uncertain timing and the funding of new contract awards, and project cancellations and operating risks; cost overruns on fixed priced contracts; changes in the costs or availability of or delivery schedule for components and materials; increased competition; fluctuating revenues resulting from a number of factors, including the cyclic nature of the individual markets in which the Company's customers operate; lower than expected activity in the hydrocarbon industry, demand from which is the largest component of the Company's revenue, or lower than expected growth in the Company's other primary end markets; political and economic conditions including, but not limited to, war, conflict or civil or economic unrest in countries in which we operate; the Company's ability to integrate and successfully operate acquired businesses and the risks associated with those businesses; and the ultimate outcome or effect of the pending FTC proceeding on the Company's business, financial condition and results of operations. Additional factors which could cause actual results to differ from such forward-looking statements are set forth in the Company's Form 10-K filed with the SEC for the year ended December 31, 2003. The Company does not undertake to update any forward-looking statements contained herein, whether as a result of new information, future events or otherwise.
    CB&I is one of the world's leading engineering, procurement and construction (EPC) companies, specializing in lump-sum turnkey projects for customers that produce, process, store and distribute the world's natural resources. With more than 60 locations and approximately 10,000 employees throughout the world, CB&I capitalizes on its global expertise and local knowledge to safely and reliably deliver projects virtually anywhere. Information about CB&I is available at www.CBI.com.

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       CHICAGO BRIDGE & IRON COMPANY N.V. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF INCOME
              (in thousands, except per share data)

                          Three Months           Nine Months
                        Ended Sept. 30,         Ended Sept. 30,
                         2004      2003        2004        2003

Revenue              $465,539  $429,123  $1,324,465  $1,140,741
Cost of revenue       405,869   377,610   1,188,467   1,000,212
                      -------   -------   ---------   ---------
 Gross profit          59,670    51,513     135,998     140,529
  % of Revenue          12.8%     12.0%       10.3%       12.3%

Selling and
 administrative
 expenses              23,347    25,050      70,810      68,135
  % of Revenue            5.0%     5.8%        5.3%        6.0%

Intangibles
 amortization             404       650       1,429       1,937

Other operating
 expense (income),
 net                      180    (2,249)        60       (2,730)
                      -------   -------   ---------   ---------
 Income from
  operations           35,739    28,062      63,699      73,187

 % of Revenue            7.7%      6.5%        4.8%        6.4%

Interest expense       (2,380)   (1,648)     (5,840)     (4,893)
Interest income           717        85       1,166       1,061
                      -------   -------   ---------   ---------
 Income before
  taxes and
  minority interest    34,076    26,499      59,025      69,355

Income tax expense    (11,494)   (8,055)    (19,478)    (20,973)
                      -------   -------   ---------   ---------
 Income before
  minority interest    22,582    18,444      39,547      48,382

Minority interest in
 (income) loss           (962)     (416)      1,621      (1,126)
                      -------   -------   ---------   ---------
  Net income         $ 21,620  $ 18,028  $   41,168  $   47,256
                      =======   =======   =========   =========

Net income per share
 Basic               $   0.45  $   0.39  $     0.87  $     1.05
 Diluted             $   0.44  $   0.37  $     0.83  $     1.00

Weighted average shares
 outstanding
  Basic                47,879    45,986      47,490      45,001
  Diluted              49,465    48,527      49,424      47,219

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       CHICAGO BRIDGE & IRON COMPANY N.V. AND SUBSIDIARIES
                      SEGMENT INFORMATION
                         (in thousands)

                                 Three Months Ended
                            Sept. 30,          Sept. 30,
                                2004               2003

NEW BUSINESS TAKEN(a)                  % of               % of
                                      Total              Total

North America               $433,817    86%    $305,376    69%
Europe/Africa/Middle East     29,088     6%      77,413    17%
Asia Pacific                  15,742     3%      45,241    10%
Central & South America       25,067     5%      16,716     4%
                             -------            -------
  Total                     $503,714           $444,746
                             =======            =======

REVENUE                                % of               % of
                                      Total              Total

North America               $263,054    57%    $256,222    60%
Europe/Africa/Middle East    144,516    31%      92,771    22%
Asia Pacific                  38,182     8%      56,974    13%
Central & South America       19,787     4%      23,156     5%
                             -------            -------
  Total                     $465,539           $429,123
                             =======            =======

INCOME FROM OPERATIONS                 % of               % of
                                     Revenue            Revenue

North America               $ 22,525    8.6%   $ 21,255    8.3%
Europe/Africa/Middle East      8,879    6.1%      2,691    2.9%
Asia Pacific                   1,088    2.8%      2,003    3.5%
Central & South America        3,247   16.4%      2,113    9.1%
                             -------            -------
  Total                     $ 35,739    7.7%   $ 28,062    6.5%
                             =======            =======


                                 Nine Months Ended
                            Sept. 30,          Sept. 30,
                                2004               2003

NEW BUSINESS TAKEN(a)                  % of               % of
                                      Total              Total

North America             $  934,258    74%  $  859,100    66%
Europe/Africa/Middle East    161,637    13%     275,630    21%
Asia Pacific                  95,106     8%     114,980     9%
Central & South America       58,727     5%      58,354     4%
                           ---------          ---------
  Total                   $1,249,728         $1,308,064
                           =========          =========

REVENUE                                % of               % of
                                      Total              Total

North America             $  762,856    58%  $  699,418    61%
Europe/Africa/Middle East    362,664    27%     229,412    20%
Asia Pacific                 139,514    11%     149,580    13%
Central & South America       59,431     4%      62,331     6%
                           ---------          ---------
  Total                   $1,324,465         $1,140,741
                           =========          =========

INCOME FROM OPERATIONS                 % of               % of
                                     Revenue            Revenue

North America             $   47,380    6.2% $   50,905    7.3%
Europe/Africa/Middle East      4,180    1.2%      8,594    3.7%
Asia Pacific                   3,638    2.6%      6,302    4.2%
Central & South America        8,501   14.3%      7,386   11.8%
                           ---------          ---------
  Total                   $   63,699    4.8% $   73,187    6.4%
                           =========          =========

(a) New business taken represents the value of new project
commitments received by the Company during a given period.
These commitments are included in backlog until work is
performed and revenue is recognized or until cancellation.
Backlog may also fluctuate with currency movements.
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       CHICAGO BRIDGE & IRON COMPANY N.V. AND SUBSIDIARIES
              CONDENSED CONSOLIDATED BALANCE SHEETS
                         (in thousands)

                                       Sept. 30,       Dec. 31,
                                           2004           2003

ASSETS

Current assets                       $  572,868     $  512,427
Property and equipment, net             119,701        124,505
Goodwill and other intangibles, net     261,884        249,982
Other non-current assets                 43,523         45,448
                                      ---------      ---------

  Total assets                       $  997,976     $  932,362
                                      =========      =========

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities                  $  402,792     $  376,252
Long-term debt                           50,000         75,000
Other non-current liabilities           105,193         91,946
Shareholders' equity                    439,991        389,164
                                      ---------      ---------

  Total liabilities
  and shareholders' equity           $  997,976    $  932,362
                                      =========      =========

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       CHICAGO BRIDGE & IRON COMPANY N.V. AND SUBSIDIARIES
         CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                    AND OTHER FINANCIAL DATA
                         (in thousands)

                                               Nine Months
                                             Ended Sept. 30,
                                           2004           2003
CASH FLOWS

Cash flows from operating activities   $ 37,893       $ 49,638
Cash flows from investing activities    (21,330)       (75,545)
Cash flows from financing activities     13,778         18,752
                                        -------        -------

Increase/(decrease) in cash and cash
  equivalents                            30,341         (7,155)
Cash and cash equivalents,
  beginning of the year                 112,918        102,536
                                        -------        -------
Cash and cash equivalents,
  end of the period                    $143,259       $ 95,381
                                        =======        =======

OTHER FINANCIAL DATA

Depreciation and amortization expense  $ 16,511       $ 15,559
Capital expenditures                     11,977         27,586
(Increase)/decrease in receivables, net (30,079)         1,004
Decrease/(increase) in contracts in
  progress, net                          13,028        (47,906)
Decrease/(increase) in non-current
  contract retentions                     2,022         (6,404)
(Decrease)/increase in accounts payable (14,644)        31,069
                                        -------        -------
  Change in contract capital           $(29,673)      $(22,237)
                                        =======        =======

    CONTACT: CB&I, The Woodlands
             Media: Bruce Steimle, 1-832-513-1111
             or
             Analysts: Marty Spake, 1-832-513-1245